                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.  2 )*
                                            ---


                         ADDvantage Media Group, Inc.
                         ----------------------------
                               (Name of Issuer)


                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                 006743  10  8
                                 -------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages

CUSIP No.     006743  10  8           13G                 Page  2  of  4  Pages
         -------------------                                   ---    ---

--------------------------------------------------------------------------------
    NAME OF REPORTING PERSON    -
 1
    Charles H. Hood and Judy G. Hood, Joint Tenants with Rights of Survivorship ("JTWROS")
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2        (a)  [ ]
          (b)  [ ]
--------------------------------------------------------------------------------
    SEC USE ONLY
 3

--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
 4
    United States
--------------------------------------------------------------------------------
                    SOLE VOTING POWER
  NUMBER OF     5
                    543,800
   SHARES     -----------------------------------------------------------------
                    SHARED VOTING POWER
BENEFICIALLY    6
                    -0-
 OWNED BY     -----------------------------------------------------------------
                    SOLE DISPOSITIVE POWER
  EACH          7
                    543,800
REPORTING     -----------------------------------------------------------------
                    SHARED DISPOSITIVE POWER
 PERSON         8
                    -0-
  WITH
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
    543,800
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
    9.2%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON
12
    IN
--------------------------------------------------------------------------------

CUSIP No.     006743  10  8           13G                 Page  3  of  4  Pages
         -------------------                                   ---    ---

Item 1(a).  Name of Issuer:     ADDvantage Media Group, Inc.
--------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------
                                                     5100 E. Skelly Drive
                                                     Meridian Tower, Suite 1080
                                                     Tulsa, OK 74135

Item 2(a).  Name of Person Filing:
---------------------------------

            Charles H. Hood and Judy G. Hood ("JTWROS")

Item 2(b).  Address of Principal Business Office or, if none, Residence:
-----------------------------------------------------------------------
                                                     5100 E. Skelly Drive
                                                     Meridian Tower, Suite 1080
                                                     Tulsa, OK 74135

Item 2(c).  Citizenship:    United States
-----------------------

Item 2(d).  Title of Class of Securities:
----------------------------------------

            Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:   006743  10  8
------------------------

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
----------------------------------------------------------------------------
check whether the person filing is a:   N/A
------------------------------------

Item 4.  Ownership:
------------------

      (a) Amount Beneficially Owned: 543,800

      (b)  Percent of Class:    9.2%

      (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:    543,800

               (ii)  shared power to vote or to direct the vote:     -0-

               (iii) sole power to dispose or to direct the disposition of:
                     543,800

               (iv)  shared power to dispose or to direct the disposition of:
                     -0-

Item 5.  Ownership of Five Percent or Less of a Class:   N/A
-----------------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:    N/A
------------------------------------------------------------------------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
-------------------------------------------------------------------------------
Security Being Reported on By the Parent Holding Company:    N/A
--------------------------------------------------------

CUSIP No.     006743  10  8           13G                 Page  4  of  4  Pages
         -------------------                                   ---    ---

Item 8.   Identification and Classification of Members of the Group:    N/A
-------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group:    N/A
----------------------------------------

Item 10.  Certification:   N/A
-----------------------

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1997

                              Charles H. Hood and Judy G. Hood ("JTWROS")


                              /s/  Charles H. Hood
                              -------------------------------------------
                              Charles H. Hood


                              /s/  Judy G. Hood
                              -------------------------------------------
                              Judy G. Hood